EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Pharmaceutical Partners, Inc. 2001 Stock Incentive Plan and the American Pharmaceutical Partners, Inc. 2001 Employee Stock Purchase Plan of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Abraxis BioScience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Abraxis BioScience, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Abraxis BioScience, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 1, 2007